Table of Contents

  1  President's Message            Message to the shareholders

  2  Performance                    History of Fund Performance

  2  Financial Highlights           Detailed Per Share Values plus key
                                    ratios

  3  Financial Statements           Statements of Assets & Liabilities,
                                    Operations, & Changes in Net Assets.

  4  Investment Portfolio           A complete list of the Fund's
                                    investments with their market value.

  5  Notes                          Footnotes to the Financial
                                         Statements

  6  Report of Independent Auditor  The auditor's opinion

  7. Miscellaneous                  Miscellaneous Fund Information


Dear Shareholders,

The twelve-month period ended June 30, 1997, produced widely divergent returns for U.S. stock investors. Large companies(large-cap stocks) and industry leading companies like the ones found in the S&P 500 and the Dow Jones Industrial Averages significantly outperformed the shares of the faster growing, smaller companies(small-cap stocks). While the companies that make up the S&P 500 were considered a relatively safe place, many investors viewed small-cap growth companies as too volatile and risky. With future earnings of small companies harder to predict, investors became less willing to pay a premium for fast-growing small
companies.   Looking at the performance comparison over the last twelve-
month period ended June 30, the return of the S&P 500 Index more than doubled the return of the small-cap Russell 2000 Index. This substantial difference was generally based more on market perception than on actual fundamental indicators such as earnings and revenues. After the sell-off of small-cap stocks in the summer of 1996, investors placed a higher premium on the earnings stability of larger companies than on the earnings growth of smaller companies. This result has had a more severe impact on our Fund since we not only invest in small companies but we only invest in a small number of companies as well.
Our concentration in a small number of stocks in an investment period in which small-caps have been out of favor did not bode well for Fund shareholders. Even with a recovery in small-cap stocks during the last few months, our Fund under-performed the Russell 2000 Index during the period. Although continuing to remain a small-cap fund, and to maximize the performance during the inevitable recovery period, the Fund has begun to focus its investment strategy to larger and more visible small-cap stocks.

Just as the footnote in the performance chart states that "Past performance is no guarantee of future results", I firmly believe that the under-performance in the past will be replaced by a substantial improvement in the Fund's share price in the near future.

Thank you for your continued confidence. Feel free to call me with any questions or comments about the Fund.

                                                           Jimmy Baker
                                                           President
August 27, 1997

Page 2
                              Performance Data *

                                    Total Return Avg Annual  Avg Annual
                                     1 Yr Ended  Return last   Return
                                       6/30/97      3 yrs   Inception(d)

AmTrust Value Fund.(a).........         (9.60)%     4.21%      1.63%
Russell 2000 Small Cap Index(b)         16.33%     20.05%     14.84%
S&P 500 Index(c)...............         34.63%     28.76%     21.73%

(a) The Fund began on August 19, 1993. Performance figures are from August 19, 1993(inception) through June 30, 1997 and includes any applicable dividends.

(b) The Russell 2000 is an unmanaged index of approximately 2000 small cap stocks, ranging in value of shares, from $50 million to $600 million. Since the Fund is a "small cap fund", management of the Fund feels that Fund performance should more appropriately be compared to the Russell 2000 (Return is the price percentage change of the index during the period, including any applicable dividends).

(c) The S&P 500 Index is an unmanaged group of stocks considered to be representative of the stock market in general(Return includes any applicable dividends).

(d) Average Annual Return from August 19, 1993 until June 30, 1997.

*  Past Performance is no guarantee of future results.



                                Financial Highlights

                                               For the Fiscal Year Ended
                                                     6/30/97    6/30/96
Net Asset Value, Beginning of Period              $   10.75   $  10.84
Income From Investment Operations:
  Net investment income (loss)                        (0.13)     (0.07)
  Net realized & unrealized gains (losses)
      on securities                                   (0.66)      0.72
  Total from investment operations                    (0.79)      0.65
Less Distributions:
  Distributions from realized gains                   (0.35)     (0.74)
                                                      -----      -----
Net Asset Value, End of Period                       $ 9.61      10.75
                                                      =====      =====
Total return for the period                          ( 9.29) %    6.30 %

Ratios/Supplemental Data
  Net assets at the end of the period        $ 745,668.95 $ 831,631.77
  Ratio of expenses to average net assets            1.60         1.22
  Ratio of net investment  income (loss)
        to avg net assets                           (1.32)       (0.64)
  Portfolio turnover rate                             33 %          87 %
  Average commission rate paid per share            .0576        .1035
  Shares outstanding at end of period          79,357.902   77,389.622

The accompanying notes are an integral part of these financial statements

                           Financial Statements
                   Statement of Assets and Liabilities
                            As of June 30, 1997

Assets
  Investments at market Value  (Cost $ 748,821.46)        $  739,782.47
  Accounts Receivables                                           375.00
  Cash                                                         6,375.20
                                                             ----------
    Total Assets                                             746,532.67
                                                             ----------

Liabilities
  Accounts Payable - Mangement Fees                              839.72
  Accounts Payable - Custodial Fees                               24.00
                                                                 ------
    Total Liabilities                                            863.72
                                                                 ------
  Net Assets(equivalent to $9.40 per share,
     based on 79,357.902 shares outstanding)               $ 745,668.95
                                                             ==========
  Net Asset Value Per Share                                     $  9.40
                                                                 ======
Net Assets Consist of:
  Capital Stock, $0.001 par value; 79,357.902 shares
      issued & outstanding                                      $ 79.36
  Paid-in Capital                                            810,065.10
  Accumulated net realized losses on investments            ( 55,436.52)
  Net unrealized depreciation of investments                (  9,038.99)
                                                             ----------
  Net assets applicable to shares outstanding              $ 745,668.95
                                                             ==========

The accompanying notes are an integral part of these financial statements


                          Statement of Operations
                     For the Year Ended June 30, 1997

Investment income:
  Interest income                                   $ 158.50
  Dividend income                                   1,886.94
                                                    --------
  Total investment income                                      2,045.44
Operating expenses:
  Management fees (Note 2)                         11,401.51
  Transaction service charge                          650.00
                                                   ---------
  Total operating expenses                                    12,051.51
                                                              ---------
Net investment income (loss)                                 (10,006.07)
  Net realized and unrealized gain (loss) on securities: (Note 5)
  Realized Loss on sale of securities            (133,673.40)
  Change in unrealized appreciation                64,006.73
                                                  ----------
  Net realized and unrealized gain on securities             (69,666.67)
                                                              ---------
Net increase in net assets resulting from operations      $ ( 79,672.74)
                                                              =========

The accompanying notes are an integral part of these financial statements


                     Statement of Changes in Net Assets
              For the Years Ended June 30, 1997, 1996 and 1995


Increase in Net Assets:
                                    06/30/97     06/30/96     06/30/95
Operations:
  Net investment income (loss)   ( 10,006.07)  ( 5,076.21)  ( 3,730.13)
  Net realized gain(loss)
         on  securities          (133,673.40)  183,502.21    22,422.65
  Net change in unrealized appreciation
   or (depreciation) in securities 64,006.73  (136,820.19)   76,892.86
  Net increase in net assets
      from operations             (79,672.74)   41,605.81    95,585.38

Distributions to shareholders:
  From net investment income             .00          .00          .00
  From net realized gains         (26,427.98)  (51,711.04)         .00
  Net decrease from Distributions (26,427.98)  (51,711.04)         .00

From Capital Share Transactions: (Note 4)
  Proceeds from shares issued     129,863.08   165,861.09   227,806.07
  Reinvestment of dividends and
     capital gains distributions   26,427.98    51,711.04          .00
  Payments for shares redeemed   (136,153.16) (100,598.94)  (48,945.88)
  Net From Fund Share Transactions 20,137.90   116,973.19   178,860.19

Total Increase(Decrease) in Assets(85,962.82)  106,867.96   274,445.57
Net Assets:
  Beginning of Fiscal Year        831,631.77   724,763.81   450,318.24
                                  ----------   ----------   ----------
  End of Year                     745,668.95   831,631.77   724,763.81
                                  ==========   ==========   ==========

Schedule of Investments as of June 30, 1997


 Shares                          Value
 ------                         ------
Automobiles and Auto Parts - 1.94%
 5,000  HiLo Automotive         14,375

Banking - 8.51%
 2,500  TR Financial            62,969

Biotechnology - 14.92%
 4,000  Celgene                 29,500
 5,000  Sheffield Medical       14,688
12,000  Hemagen                 25,500
23,000  Bradley Pharmaceuticals 28,032
 2,000  Medarex                 12,625
                               -------
                               110,345

Communications Equipment/Services - 10.53%
 3,500  STM Wireless            31,500
10,000  Phoenix Network         36,875
 8,000  WARP 10 Technologies     9,500
                                ------
                                77,875

Computer Software & Services - 2.82%
 4,000  Globalink               13,000
 2,000  K-2 Design               7,250
 2,000  K-2 Design(warrants)       625
                                ------
                                20,875

Energy - 2.83%
 3,000  Gulfwest Oil             7,500
 3,000  Panaco                  13,500
                                ------
                                21,000

Computer Equipment/Products - 6.70%
 1,000  ENCAD                   41,500
 4,000  Focus Enhancements       8,125
                               -------
                                49,625

Electric/Electronic Components - 13.69%
 2,000  Bell Microproducts      21,250
 3,000  Plasma-Therm            18,188
 4,000  Transwitch              34,000
10,000  SEEQ Technology         19,063
 1,000  Excel Technology         8,750
                               -------
                               101,251

Healthcare - 16.12%
 3,000  Medical Control, Inc    10,500
 3,000  Selfcare                37,500
 5,755  Retirement Care Assoc   71,218
                               -------
                               119,218

Medical Equipment/Supplies - 9.97%
15,000  Substance Abuse Tech    17,812
 2,000  PLC Systems             44,125
 3,000  I-Flow                  11,812
                                ------
                                73,749

Miscellaneous - 11.97%
 6,000  NTN Communications      26,625
 3,000  Paradise Music & Ent    12,375
 2,000  Paradise (warrants)        500
 4,000  Invision Technology     49,000
                                ------
                                88,500

Total Portfolio Investments - 100%
( Cost = $748,821)          $  739,782

Notes to the Financial Statements

Note 1: Significant Accounting Policies

AmTrust Investors, Inc. (the "Fund") was incorporated under the laws of the State of Texas as of January 25, 1993 as an open-end diversified management company under the Investment Company Act of 1940. The Fund's inception date was August 19, 1993.
The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statement and highlights.

Security Valuation: Securities listed on a stock exchange for which market quotations are readily available are valued at the closing prices on the date of valuation, or, if no such closing price is available, at the last bid price quoted on such day. The value of securities and other assets for which no market quotations are readily available are determined in good faith at fair value using estimation methods approved by the Board of Directors. Short-term securities that mature in sixty
(60) days or less are valued at amortized cost, which approximates market value, unless this method does not represent fair value.

Federal Income Taxes: The Fund's policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no federal income tax provision is required.

Dividends and Distributions to Shareholders: The Fund intends to distribute to shareholders at least annually substantially all of its net income from dividends and interest payments and substantially all of its net realized capital gains, if any. Dividends to shareholders are recorded on the ex-dividend date.

Securities Transactions and Investment Income: The Fund follows industry practice and records security transactions on the trade date. Dividend income is recognized on an accrual basis. Discounts and premiums on securities purchased are amortized over the life of the respective securities.

Note 2:  Investment Advisory Services

The Fund has entered into an Investment Advisory Agreement with AmTrust Capital Resources, Inc. for investment management that provides for the payment of a monthly fee, calculated daily, at the current annual rate of one and one-half percent (1.5%) of the previous thirty-day moving average of the daily net assets of the Fund. The Current rate will remain in effect until the Fund's thirty-day moving average exceeds two million dollars, at which time the rate will drop by .05%. The rate will continue to drop by .05% for specified dollar increases in the Fund's thirty-day moving average until it's greater than ten million dollars, at which time the rate will be fixed at 1.25% of the Fund's thirty-day moving average. Certain officers and directors of the Fund are also officers, directors and shareholders of the Investment Advisor. The Investment Advisor was paid $11,401.51 in management fees for the period ended June 30, 1997.

Note 3:  Distributions to Shareholders

On December 31, 1996, a distribution of $.3538 per share aggregating $26,427.98 was declared from net realized gains from investment transactions (including $.2871 per share applicable to short-term gains that are taxable to shareholders as ordinary income dividends) accumulating through October 31, 1996. The dividend was paid on December 31, 1996, to shareholders of record on December 31, 1996.

Note 4:  Capital Share Transactions

As of June 30, 1997, there were 10,000,000 shares of $.001 par value capital stock authorized. Transactions in capital stock for the years ended June 30, 1997 and 1996 were as follows:

                         Year Ended                 Period Ended
                        June 30, 1997               June 30, 1996
                ---------------------------  ---------------------------
                Total Shares  Dollar Amount  Total Shares  Dollar Amount

Shares Issued     13,212.845    129,863.08    14,494.920  $ 165,861.09
Shares Issued from
  reinvestment
  of dividends     2,750.041     26,427.98     5,040.057      51,711.04
Shares Redeemed  (13,994.606)  (136,153.16)  ( 8,990.776)   (100,598.94)
                  ----------    ----------    ----------     ----------
Net Increase       1,968.280     20,137.90    10,544.201   $ 116,973.19
                  ==========    ==========    ==========     ==========

Note 5:  Investment Transactions

Purchases and sales of investment securities were $280,553.97 and $242,423.78, respectively, for common stocks. Net realized losses on the sale of investments (cost basis) for the period ended June 30, 1997, was $133,673.40. The net losses on investments for the year ended June 30, 1997, was $69,666.67. This amount represents the net increase in value of investments held during the year. The net realized losses on investments was entirely from long transactions. As of June 30, 1997, the gross unrealized appreciation of securities was $174,691.27, the gross unrealized depreciation was $183,730.26 and the net unrealized depreciation was $9,038.99. There are no undistributed net realized gains on investment transactions as of June 30, 1997.

                       Report of Independent Auditor

To the Shareholders and Board of Directors of AmTrust Investors, Inc.

I have audited the accompanying statement of assets and liabilities, including the schedule of investments, of AmTrust Investors, Inc. as of June 30, 1997, and the related statement of operations for the year then ended, the statement of changes in net assets and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements and financial highlights based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. My procedures included confirmation of securities owned as of June 30, 1997 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AmTrust Investors, Inc. as of June 30, 1997, the results of it's operation for the year then ended, the changes in it's net assets, and the financial highlights for each of the two years in the period then ended, in conformity with generally accepted accounting principles.



/s Michael S. Klingle
Michael S. Klingle
Certified Public Accountant

August 27, 1997
Victoria, Texas

Corporate Headquarters:
109-A Teakwood
Victoria, Texas  77901
(512)  578-7778
(800)  532-1146


Board of Directors:
Jimmy Baker, President
Paul M. Erdelt
Jesse Baker, Jr.
Paul Teinert
Mickey Pachta

Investment Advisor:
AmTrust Capital Resources, Inc.
109-A Teakwood
Victoria, Texas  77901


Transfer & Dividend Paying Agent:
AmTrust Capital Resources, Inc.


Independent Auditor:
Michael S. Klingle
119 Amhurst
Victoria, Texas 77904


Legal Counsel:
Mickey Pachta
210 Brocton
Victoria, Texas  77904


Retirement Account Trustee:
Sterling Trust Company
PO Box 2526
Waco, Texas  76702